                                                                    Exhibit 99.1

                   COX COMMUNICATIONS ANNOUNCES FOURTH QUARTER
                    AND FULL-YEAR FINANCIAL RESULTS FOR 2003

     RECORD YEAR IN VOICE AND DATA RGU NET ADDITIONS FUEL INDUSTRY-LEADING
                                 REVENUE GROWTH

         ATLANTA - Cox Communications, Inc. (NYSE: COX) today reported financial results for the fourth quarter and the year ended December 31, 2003.

         "Customer demand for the tremendous value of our bundled video, voice and high-speed data services drove strong growth for Cox Communications in the fourth quarter of 2003, and contributed to a record year of financial and operating performance," said Jim Robbins, CEO and President of Cox Communications.

         "With laser-like focus on our operations, including a number of productivity initiatives, we generated significant improvement in operating income margin and improved operating cash flow margin by 150 basis points in 2003. Our bundling advantages and deployment of On Demand, High Definition Television and Digital Video Recorder services further bolstered our video service against DBS competition and will help us drive continued growth in digital penetration in 2004."

         "We grew our Cox Digital Telephone customer base by 38 percent in 2003, with a record number of new phone subscribers added in the fourth quarter. Cox's telephone service is now available to 48 percent of our homes passed, and we will use VoIP technology and our IP backbone to further expand our footprint during 2004. We also enjoyed a banner year for Cox High-Speed Internet, increasing our customer base by 41 percent in 2003. Additionally, basic cable subscribers grew by nearly one percent in 2003, due in large measure to the tremendous value proposition of our bundle."

         "We expect this significant momentum will propel sustained positive free cash flow in 2004 as we continue to deploy our successful three-product bundle in additional markets."

FOURTH QUARTER AND FULL-YEAR HIGHLIGHTS

For the fourth quarter and full-year of 2003, Cox:

- Ended the quarter with over 6.3 million basic video customers, up 0.9% for the full year 2003.

- Ended the quarter with 11.5 million total RGUs, up 12% for the full year 2003, driven by 31% growth in advanced-service RGUs.

- Added 82,967 Cox Digital Cable customers, ending the year with over 2.1 million digital cable customers, representing year-over-year customer growth of 20%. Cox Digital Cable is now available to 98% of the homes in Cox's service areas with 34% penetration of our basic video customer base.

- Added 144,402 high-speed Internet customers, ending 2003 with just under 2.0 million high-speed Internet customers, representing year-over-year customer growth of 41%.

- Added 76,691 Cox Digital Telephone customers, ending 2003 with just under 1.0 million telephone customers, representing year-over-year customer growth of 38%.

- Generated 12% revenue growth during the quarter and year-to-date revenue growth of 14%.

- Generated 15% operating income growth and 14% operating cash flow growth (operating income before depreciation and amortization and gains or losses on the sale of cable systems) during the quarter and 41% operating income growth and 19% operating cash flow growth during the year.

-        Generated $498.9 million in cash flows from operating activities.

2004 OUTLOOK

         For 2004, Cox expects revenue to increase by 11.5% to 12.5% over 2003, operating cash flow to increase by 14% to 15% over 2003, and capital expenditures to be approximately $1.35 billion to $1.4 billion. Basic video customer growth over 2003 is expected to be just under 1% and advanced-service RGU net additions are expected to be between 1.0 and 1.1 million. In addition, Cox expects to be free cash flow positive for the full year 2004. Operating cash flow and free cash flow are not financial measures calculated in accordance with accounting principles generally accepted in the United States (GAAP). For more information regarding these non-GAAP financial measures, please refer to the discussion under the heading Use of Operating Cash Flow and Free Cash Flow.

OPERATING RESULTS

THREE MONTHS ENDED DECEMBER 31, 2003 COMPARED WITH THREE MONTHS ENDED DECEMBER 31, 2002

         Total revenues for the fourth quarter of 2003 were $1.5 billion, an increase of 12% over the fourth quarter of 2002. This was primarily due to growth in advanced-service subscriptions (including digital cable, high-speed Internet access and telephony) and higher basic cable rates. An increase in Cox Business Services customers, with customer locations now surpassing 100,000, also contributed to overall revenue growth.

         Cost of services, which includes programming costs, other direct costs and field service costs, was $604.4 million for the fourth quarter of 2003, an increase of 9% over the same period in 2002. Programming costs increased 9% to $288.3 million, reflecting rate increases and customer growth. During the quarter, we successfully renegotiated certain programming agreements that resulted in lower-than-expected programming costs. Other direct costs and field service costs in the aggregate increased 9% to $316.1 million, reflecting over
1.2 million in net additions of basic video customers and advanced-service RGUs over the last twelve months, as well as increased labor costs due to the transition from upgrade construction and new product launches to maintenance and related customer costs directly associated with the growth of new customers.

         Selling, general and administrative expenses were $342.2 million for the fourth quarter of 2003, an increase of 16% over the comparable period in 2002. This was due to a 17% increase in general and administrative expenses and a 13% increase in marketing expense. The increase in general and administrative expenses was due to costs related to trials of new video and telephony products, an increase in labor costs and public relations expenses related to our campaign aimed at the rising costs of programming. Marketing expense increased due to local marketing campaigns centered on the holiday season, increased marketing related to new video products, and an industry-wide campaign aimed at satellite competition. This increase was partially offset by a 13% decrease in costs associated with Cox Media, Cox's advertising sales business.

         Operating income increased 15% to $162.0 million for the fourth quarter of 2003, and operating cash flow increased 14% to $561.8 million. Operating income margin (operating income as a percentage of revenues) for the fourth quarter of 2003 was 11%, compared to 10% for the fourth quarter of 2002. Operating cash flow margin (operating cash flow as a percentage of revenues) was 37% for both the fourth quarter of 2003 and the fourth quarter of 2002.

         Depreciation and amortization increased to $399.8 million from $351.3 million in the fourth quarter of 2002. This was due to an increase in depreciation from Cox's continuing investment in its broadband network in order to deliver additional services.

         During the second and third quarters of 2003, Cox purchased the majority of its outstanding exchangeable subordinated debentures pursuant to cash tender offers and terminated a series of prepaid forward contracts accounted for as zero-coupon debt. While these securities were outstanding, changes in the market value of the Sprint PCS common stock associated with these securities significantly impacted the gain (loss) on derivative instruments. As a result of the purchases and termination of these securities, the pre-tax loss on derivative instruments for the fourth quarter of 2003 was insignificant.

         For the fourth quarter of 2002, Cox recorded a $255.2 million pre-tax gain on derivative instruments due to the following:

- $290.1 million pre-tax gain resulting from the change in the fair value of certain derivative instruments embedded in Cox's exchangeable subordinated debentures (the PRIZES, Premium PHONES and Discount Debentures) and indexed to shares of Sprint PCS common stock;

- $37.9 million pre-tax loss resulting from the change in the fair value of certain derivative instruments embedded in Cox's zero-coupon debt and indexed to shares of Sprint PCS common stock; and

- $3.0 million pre-tax gain resulting from the change in the fair value of Cox's net settleable warrants.

         Net loss on investments of $0.9 million for the fourth quarter of 2003 was primarily due to a pre-tax decline considered to be other than temporary in the fair value of certain investments.

         Net gain on investments of $37.2 million for the fourth quarter of 2002 was primarily due to a $47.2 million pre-tax gain as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading.

         Net loss for the current quarter was $11.3 million compared to net income of $179.6 million for the fourth quarter of 2002.

TWELVE MONTHS ENDED DECEMBER 31, 2003 COMPARED WITH TWELVE MONTHS ENDED DECEMBER 31, 2002

         Total revenues for the twelve months ended December 31, 2003 were $5.8 billion, an increase of 14% over the twelve months ended December 31, 2002. This was primarily due to growth in advanced-service subscriptions (including digital cable, high-speed Internet access and telephony), higher basic cable rates and a $5 price increase on monthly high-speed Internet access adopted in select markets in the fourth quarter of 2002 and in most of Cox's remaining markets in the first quarter of 2003. Also contributing to overall revenue growth was an increase in commercial broadband customers, with customer locations now surpassing 100,000.

         Cost of services was $2.4 billion for the twelve months ended December 31, 2003, an increase of 13% over the same period in 2002. Programming costs increased 12% to $1.2 billion, reflecting rate increases and customer growth. Other cost of services increased 15% to $1.2 billion, reflecting over 1.2 million in net additions of basic video customers and advanced-service RGUs over the last twelve months, as well as increased labor costs due to the transition from upgrade construction and new product launches to maintenance and related customer costs directly associated with the growth of new customers.

         Selling, general and administrative expenses were $1.3 billion for the twelve months ended December 31, 2003, an increase of 9% over the comparable period in 2002. This was due to a 10% increase in general and administrative expenses primarily related to increased labor costs, expenses related to trials of new video and telephony products, and public relations expenses related to our campaign aimed at the rising costs of programming, as well as a 5% increase in marketing expense primarily related to an increase in promotional spending for new services and bundling alternatives, partially offset by an 8% decrease in costs associated with Cox Media, Cox's advertising sales business.

         Operating income increased 41% to $586.9 million for the twelve months ended December 31, 2003, and operating cash flow increased 19% to $2.1 billion. Operating income margin (operating income as a percentage of revenues) for the twelve months ended December 31, 2003 was 10%, compared to 8% for the same period in 2002. Operating cash flow margin (operating cash flow as a percentage of revenues) for the twelve months ended December 31, 2003 was 37%, compared to 35% for the same period in 2002.

         Depreciation and amortization increased to $1.5 billion from $1.4 billion in the twelve months ended December 31, 2002. This was due to an increase in depreciation from Cox's continuing investment in its broadband network in order to deliver additional services, and an increase in amortization resulting from a non-cash impairment charge of $25.0 million recognized in the first quarter of 2003, upon completion of an impairment test of franchise value in accordance with Statement of Financial Accounting Standards (SFAS) No. 142.

         For the twelve months ended December 31, 2003, Cox recorded a $22.6 million pre-tax loss on derivative instruments primarily due to a $4.4 million pre-tax loss resulting from the change in the fair value of Cox's net settleable warrants and an $18.7 million pre-tax loss resulting from the change in the fair value of certain derivative instruments embedded in Cox's zero-coupon debt, which debt was indexed to shares of Sprint PCS common stock that Cox owned prior to the net settlement of the zero-coupon debt in August 2003.

         The net gain on derivative instruments of $1.1 billion for the comparable period in 2002 was due to:

- $583.1 million pre-tax gain resulting from the change in the fair value of certain derivative instruments embedded in Cox's exchangeable subordinated debentures and indexed to shares of Sprint PCS common stock;

- $359.3 million pre-tax gain resulting from the change in the fair value of certain derivative instruments embedded in Cox's zero-coupon debt and indexed to shares of Sprint PCS common stock; and

- $183.2 million pre-tax gain resulting from the change in the fair value of certain derivative instruments associated with Cox's investments, including Sprint PCS, AT&T and AT&T Wireless.

         Net gain on investments of $165.2 million for the twelve months ended December 31, 2003 was due to:

- $154.5 million pre-tax gain on the sale of 46.8 million shares of Sprint PCS common stock;

- $21.8 million pre-tax gain as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading; partially offset by

- $10.5 million pre-tax decline considered to be other than temporary in the fair value of certain other investments.

         The net loss on investments of $1.3 billion for the comparable period in 2002 was primarily due to:

- $170.4 million pre-tax loss related to the sale of 23.9 million shares of AT&T Wireless common stock;

- $390.6 million pre-tax loss as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading; and

- $807.9 million pre-tax decline considered to be other than temporary in the fair value of certain investments, primarily Sprint PCS.

         For the twelve months ended December 31, 2003, Cox recorded a $450.1 million pre-tax loss on extinguishment of debt due to:

- $412.8 million pre-tax loss resulting from the purchase of $1.8 billion aggregate principal amount at maturity of Discount Debentures pursuant to Cox's offer to purchase any and all Discount Debentures;

- $29.5 million pre-tax loss resulting from the termination of Cox's series of prepaid forward contracts to sell up to 19.5 million shares of Sprint PCS common stock, which had been accounted for as zero-coupon debt;

- $1.5 million pre-tax loss resulting from the purchase of $250.0 million aggregate principal amount of REPS;

- $10.2 million pre-tax loss resulting from the purchase of $422.7 million aggregate principal amount at maturity of Cox's convertible senior notes pursuant to the holders' right to require Cox to purchase the convertible notes; partially offset by

- $3.9 million pre-tax gain resulting from the purchase of $1.3 billion aggregate principal amount of PRIZES and $274.9 million aggregate principal amount of Premium PHONES pursuant to Cox's offer to purchase any and all PRIZES and Premium PHONES.

         Net loss for the twelve months ended December 31, 2003 was $137.8 million compared to a net loss of $274.0 million for the comparable period in 2002.

LIQUIDITY AND CAPITAL RESOURCES

         Cox has included Consolidated Statements of Cash Flows for the twelve months ended December 31, 2003 and 2002 as a means of providing more detail regarding the liquidity and capital resources discussion below. In addition, Cox has included a calculation of free cash flow in the Summary of Operating Statistics to provide additional detail regarding a measure of liquidity that Cox believes will be useful to investors in evaluating Cox's financial performance. For further details, please refer to the Summary of Operating Statistics and discussion under the heading of Use of Operating Cash Flow and Free Cash Flow.

         Significant sources of cash for the twelve months ended December 31, 2003 consisted of the following:

- the sale of 46.8 million shares of Sprint PCS common stock for net proceeds of approximately $246.4 million;

-        the net issuance of approximately $300.9 million of commercial paper;

- the issuance of 4.625% senior notes, which mature in September 2013, for net proceeds of approximately $596.2 million;

- the issuance of 3.875% senior notes, which mature in October 2008, for net proceeds of approximately $248.8 million;

- the issuance of 5.5% senior notes, which mature in October 2015, for net proceeds of approximately $496.5 million; and

- the generation of net cash provided by operating activities of approximately $1.9 billion.

         Significant uses of cash for the twelve months ended December 31, 2003 consisted of the following:

- the purchase of $422.7 million aggregate principal amount at maturity of Cox's convertible senior notes pursuant to the holders' right to require Cox to purchase the convertible notes, for aggregate cash consideration of $304.2 million;

- the purchase of $1.3 billion aggregate principal amount of PRIZES and $274.9 million aggregate principal amount of Premium PHONES for aggregate cash consideration of $751.9 million;

- the purchase of $1.8 billion aggregate principal amount of Cox's Discount Debentures for aggregate cash consideration of $905.5 million;

- the purchase of $250.0 million aggregate principal amount of REPS for aggregate cash consideration of $293.7 million, which amount included the remarketing option value paid to the remarketing dealer; and

- capital expenditures of $1.6 billion. Please refer to the Summary of Operating Statistics for a break out of capital expenditures in accordance with industry guidelines.

         At December 31, 2003, Cox had approximately $7.0 billion of outstanding indebtedness. Derivative adjustments in accordance with SFAS No. 133 have historically had a material impact on reported indebtedness. As a result of Cox's purchase of its exchangeable subordinated debentures, net settlement of its zero-coupon debt and sales of Sprint PCS stock during 2003, SFAS No. 133 adjustments did not significantly impact reported indebtedness at December 31, 2003 and are not expected to be material in the near term.

USE OF OPERATING CASH FLOW AND FREE CASH FLOW

         Operating cash flow and free cash flow are not measures of performance calculated in accordance with GAAP. Operating cash flow is defined as operating income before depreciation and amortization and gain (loss) on the sale of cable systems. Free cash flow is defined as cash provided by operating activities less capital expenditures.

         Cox's management believes that presentation of these measures provides useful information to investors regarding Cox's financial condition and results of operations. Cox believes that operating cash flow, operating cash flow margin and free cash flow are useful to investors in evaluating its performance because they are commonly used financial analysis tools for measuring and comparing media companies in several areas of liquidity, operating performance and leverage. Both operating cash flow and free cash flow are used to gauge Cox's ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. In addition, management uses operating cash flow to monitor compliance with certain financial covenants in Cox's credit agreements, and it is used as a factor in determining executive compensation.

         Operating cash flow and free cash flow should not be considered as alternatives to net income as indicators of Cox's aggregate performance or as alternatives to net cash provided by operating activities as measures of liquidity and may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures on a historical basis are presented under the headings "Reconciliation of Operating Cash Flow to Operating Income" and "Reconciliation of Free Cash Flow to Cash Provided by Operating Activities" in the attached financial tables. Cox is unable to reconcile these non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain transactions, such as the initiation of depreciation relative to network construction projects.

-------------------------------------------------------------------------------

ABOUT COX COMMUNICATIONS

         Cox Communications (NYSE: COX), a Fortune 500 company, is a multi-service broadband communications company with approximately 6.6 million total customers, including 6.3 million basic cable subscribers. Cox is the nation's fourth-largest cable television provider, and offers both traditional analog video programming under the Cox Cable brand as well as advanced digital video programming under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox High Speed Internet and Cox Express; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox MediaSM brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.

CONFERENCE CALL AND WEBCAST DETAILS

         The Cox Communications earnings call will be held Thursday, February 12, 2004, at 8:30 a.m. Eastern Time. A live webcast of the conference call will be available on the Cox Communications website at www.cox.com/investor. A recording of the fourth quarter conference call, as well as a document containing highlights, will be available on Cox's website following the conclusion of the call.

CONTACT INFORMATION

Lacey Lewis, Vice President of Investor Relations
(404) 269-7608, lacey.lewis@cox.com

Bobby Amirshahi, Media Relations
(404) 843-7872, bobby.amirshahi@cox.com

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

         Statements in this release, including statements relating to growth opportunities, revenue and cash flow projections and introduction of new products and services, are "forward-looking statements", as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to Cox's future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the broadband communications industry, our ability to achieve anticipated subscriber and revenue growth, our success in implementing new services and other operating initiatives, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox's filings with the Securities and Exchange Commission. Cox assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

===============================================================================

                      (See attached financial information)

                            COX COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (THOUSANDS OF DOLLARS, EXCLUDING PER SHARE DATA)

                                                        THREE MONTHS ENDED                         TWELVE MONTHS ENDED
                                                           DECEMBER 31                                 DECEMBER 31
                                            ---------------------------------------      ---------------------------------------
                                                2003             2002        CHANGE         2003             2002         CHANGE
                                            ------------     ------------    ------      ------------     ------------    ------
Revenues
 Residential
   Video ...............................    $    933,312     $    883,202         6%     $  3,658,917     $  3,439,755         6%
   Data ................................         238,761          170,254        40%          870,628          575,231        51%
   Telephony ...........................         126,782           99,774        27%          469,920          343,227        37%
   Other ...............................          25,370           20,600        23%           86,903           72,254        20%
                                            ------------     ------------     -----      ------------     ------------     -----
      TOTAL RESIDENTIAL REVENUES .......       1,324,225        1,173,830        13%        5,086,368        4,430,467        15%
   Commercial ..........................          77,744           63,611        22%          287,676          230,067        25%
   Advertising .........................         106,510          103,437         3%          384,824          378,064         2%
                                            ------------     ------------     -----      ------------     ------------     -----
      TOTAL REVENUES ...................       1,508,479        1,340,878        12%        5,758,868        5,038,598        14%
COSTS AND EXPENSES
   Cost of services ....................         604,390          554,478         9%        2,391,310        2,112,155        13%
   Selling, general and administrative
     expenses ..........................         342,248          294,544        16%        1,250,686        1,147,204         9%
                                            ------------     ------------     -----      ------------     ------------     -----
      TOTAL COSTS AND EXPENSES .........         946,638          849,022        11%        3,641,996        3,259,359        12%
                                            ------------     ------------     -----      ------------     ------------     -----

OPERATING CASH FLOW ....................         561,841          491,856        14%        2,116,872        1,779,239        19%
   Depreciation and amortization .......         399,828          351,332        14%        1,530,475        1,357,906        13%
   (Gain) loss on sale of cable systems               --               --        --              (469)           3,916      (112%)
                                            ------------     ------------     -----      ------------     ------------     -----
OPERATING INCOME .......................         162,013          140,524        15%          586,866          417,417        41%
Interest expense .......................         (97,101)        (152,038)      (36%)        (467,753)        (549,858)      (15%)
Gain (loss) on derivative instruments,
  net ..................................             (49)         255,227      (100%)         (22,567)       1,125,588      (102%)
Gain (loss) on investments, net ........            (875)          37,223      (102%)         165,194       (1,317,158)      113%
Equity in net losses of affiliated
  companies ............................          (3,384)          (3,296)        3%          (13,073)         (32,175)      (59%)
Loss on extinguishment of debt .........              --             (787)      100%         (450,069)            (787)       --
Other, net .............................          (2,675)          (5,986)      (55%)          (3,557)          (5,080)      (30%)
                                            ------------     ------------     -----      ------------     ------------     -----
INCOME (LOSS) BEFORE INCOME TAXES AND
  MINORITY INTEREST ....................          57,929          270,867        --          (204,959)        (362,053)      (43%)
Income tax expense (benefit) ...........          68,201           90,096       (24%)         (73,274)        (125,286)      (42%)
                                            ------------     ------------     -----      ------------     ------------     -----
INCOME (LOSS) BEFORE MINORITY INTEREST .         (10,272)         180,771        --          (131,685)        (236,767)      (44%)
Minority interest, net of tax ..........            (987)          (1,128)      (13%)          (6,116)         (37,272)      (84%)
                                            ------------     ------------     -----      ------------     ------------     -----
NET INCOME (LOSS) ......................    $    (11,259)    $    179,643      (106%)    $   (137,801)    $   (274,039)      (50%)
                                            ============     ============                ============     ============

BASIC WEIGHTED-AVERAGE SHARES
  OUTSTANDING ..........................     620,486,143      620,147,150                 620,327,304      608,293,490
BASIC NET INCOME (LOSS) PER SHARE ......    $      (0.02)    $       0.29                $      (0.22)    $      (0.45)
DILUTED WEIGHTED-AVERAGE SHARES
  OUTSTANDING ..........................     620,486,143      631,323,104                 620,327,304      608,293,490
DILUTED NET INCOME (LOSS) PER SHARE ....    $      (0.02)    $       0.28                $      (0.22)    $      (0.45)

NOTE: Certain amounts in the 2002 financial statements have been reclassified for comparison purposes.

                            COX COMMUNICATIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                                                        DECEMBER 31              DECEMBER 31
                                                                                           2003                    2002
                                                                                       -------------           -------------
ASSETS
Current assets
Cash ........................................................................          $      83,841           $     228,704
Accounts and notes receivable, less allowance for doubtful
  accounts of $26,175 and $33,607 ...........................................                370,832                 354,928
Amounts due from Cox Enterprises, Inc. (CEI) ................................                     --                  21,109
Other current assets ........................................................                131,106                 277,531
                                                                                       -------------           -------------
     Total current assets ...................................................                585,779                 882,272
                                                                                       -------------           -------------

Net plant and equipment .....................................................              7,907,561               7,793,178
Investments .................................................................                109,380                 397,435
Intangible assets ...........................................................             15,697,495              15,724,288
Other noncurrent assets .....................................................                117,361                 218,166
                                                                                       -------------           -------------

     Total assets ...........................................................          $  24,417,576           $  25,015,339
                                                                                       =============           =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses .......................................          $     778,708           $     727,877
Other current liabilities ...................................................                450,553                 226,425
Current portion of long-term debt ...........................................                 48,344                 393,040
Amounts due to CEI ..........................................................                  3,980                      --
                                                                                       -------------           -------------
     Total current liabilities ..............................................              1,281,585               1,347,342
                                                                                       -------------           -------------

Deferred income taxes .......................................................              6,388,970               6,750,635
Other noncurrent liabilities ................................................                164,070                 175,912
Long-term debt, less current
  portion ...................................................................              6,963,456               6,922,957

                                                                                       -------------           -------------
     Total liabilities ......................................................             14,798,081              15,196,846
                                                                                       -------------           -------------

Minority interest in equity of consolidated subsidiaries ....................                139,519                 133,403

Shareholders' equity
  Series A preferred stock - liquidation preference of $22.1375 per share, $1 par value; 10,000,000 shares of preferred stock
     authorized; shares issued and outstanding:  4,836,372 ..................                  4,836                   4,836
  Class A common stock, $1 par value; 671,000,000 shares
     authorized; shares issued: 598,481,602 and 598,076,894; shares
     outstanding:  592,958,582 and 592,567,757 ..............................                598,482                 598,077
  Class C common stock, $1 par value; 62,000,000 shares
     authorized; shares issued and outstanding:  27,597,792 .................                 27,598                  27,598
  Additional paid-in capital ................................................              4,545,635               4,549,029
  Retained earnings .........................................................              4,500,621               4,638,422
  Accumulated other comprehensive income ....................................                 15,548                  79,465
  Class A common stock in treasury, at cost: 5,523,020 and
     5,509,137 shares .......................................................               (212,744)               (212,337)
                                                                                       -------------           -------------
     Total shareholders' equity .............................................              9,479,976               9,685,090
                                                                                       -------------           -------------

     Total liabilities and shareholders' equity .............................          $  24,417,576           $  25,015,339
                                                                                       =============           =============

                            COX COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                                                                   TWELVE MONTHS
                                                                                                 ENDED DECEMBER 31
                                                                                       -------------------------------------
                                                                                           2003                    2002
                                                                                       -------------           -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ....................................................................          $    (137,801)          $    (274,039)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization .............................................              1,530,475               1,357,906
  (Gain) loss on sale of cable systems ......................................                   (469)                  3,916
  Deferred income taxes .....................................................               (333,379)                194,370
  (Gain) loss on derivative instruments, net ................................                 22,567              (1,125,588)
  (Gain) loss on investments, net ...........................................               (165,194)              1,317,158
  Equity in net losses of affiliated companies ..............................                 13,073                  32,175
  Loss on extinguishment of debt ............................................                450,069                     787
  Minority interest, net of tax .............................................                  6,116                  37,272
  Other, net ................................................................                108,698                 182,321
(Increase) decrease in accounts and notes receivable ........................                (15,922)                 52,918
Decrease in other assets ....................................................                 41,328                  60,502
Increase in accounts payable and accrued expenses ...........................                 22,650                  99,805
Increase (decrease) in taxes payable ........................................                332,175                (161,197)
Decrease in other liabilities ...............................................                 (6,415)                 (5,467)
                                                                                       -------------           -------------
       Net cash provided by operating activities ............................              1,867,971               1,772,839
                                                                                       -------------           -------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures ........................................................             (1,561,331)             (1,932,416)
Investments in affiliated companies, net ....................................                (22,270)                (18,800)
Proceeds from the sale of investments .......................................                246,417               1,345,952
Decrease (increase) in amounts due from CEI, net ............................                 21,109                  (7,864)
Proceeds from the sale of cable systems .....................................                    822                  12,574
Other, net ..................................................................                 (3,883)                 (7,616)
                                                                                       -------------           -------------
       Net cash used in investing activities ................................             (1,319,136)               (608,170)
                                                                                       -------------           -------------

CASH FLOWS FROM FINANCING ACTIVITIES
Commercial paper issuance (repayments), net .................................                300,941                (727,384)
Proceeds from issuance of debt, net of debt issuance costs ..................              1,330,750                 985,546
Repayment of debt ...........................................................             (2,310,074)               (704,951)
Redemption of preferred securities of subsidiary trust ......................                     --                (502,610)
Proceeds from exercise of stock options .....................................                  6,768                  24,291
Increase in amounts due to CEI, net .........................................                  3,980                      --
Distributions paid on capital and preferred securities of
     subsidiary trusts ......................................................                     --                 (47,764)
Payment to repurchase remarketing option ....................................                (43,734)                (25,951)
Other, net ..................................................................                 17,671                 (24,002)
                                                                                       -------------           -------------
       Net cash used in financing activities ................................               (693,698)             (1,022,825)
                                                                                       -------------           -------------

Net increase (decrease) in cash .............................................               (144,863)                141,844
Cash at beginning of period .................................................                228,704                  86,860
                                                                                       -------------           -------------
Cash at end of period .......................................................          $      83,841           $     228,704
                                                                                       =============           =============

                            COX COMMUNICATIONS, INC.
            RECONCILIATION OF OPERATING CASH FLOW TO OPERATING INCOME
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                                  THREE MONTHS ENDED                   TWELVE MONTHS ENDED
                                                                      DECEMBER 31                          DECEMBER 31
                                                           -----------------------------         ---------------------------------
                                                              2003               2002                2003                 2002
                                                           ----------         ----------         ------------         ------------
Operating cash flow ................................       $  561,841         $  491,856         $  2,116,872         $  1,779,239
Depreciation and amortization ......................         (399,828)          (351,332)          (1,530,475)          (1,357,906)
Gain (loss) on sale of cable system ................               --                 --                  469               (3,916)
                                                           ----------         ----------         ------------         ------------
Operating income ...................................       $  162,013         $  140,524         $    586,866         $    417,417
                                                           ==========         ==========         ============         ============

                            COX COMMUNICATIONS, INC.
    RECONCILIATION OF FREE CASH FLOW TO CASH PROVIDED BY OPERATING ACTIVITIES
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                                  THREE MONTHS ENDED                    TWELVE MONTHS ENDED
                                                                      DECEMBER 31                           DECEMBER 31
                                                              ---------------------------          --------------------------------
                                                                2003               2002               2003                  2002
                                                              --------           --------          -----------          -----------
Free cash flow .....................................          $(16,850)          $ 85,645          $   306,640          $  (159,577)
Capital expenditures ...............................           515,752            500,772            1,561,331            1,932,416
                                                              --------           --------          -----------          -----------
Net cash provided by operating activities ..........          $498,902           $586,417          $ 1,867,971          $ 1,772,839
                                                              ========           ========          ===========          ===========

                            COX COMMUNICATIONS, INC.
                         SUMMARY OF OPERATING STATISTICS

===============================================================================

CORE VIDEO

                                                                         DECEMBER 31          SEPTEMBER 30           DECEMBER 31
                                                                             2003                  2003                 2002
                                                                         -----------          ------------           -----------
Customer Relationships
  Basic Video Customers(a) ....................................            6,338,294             6,308,713             6,280,849
  Non-Video Customers(b) ......................................              288,157               271,893               199,519
                                                                         -----------           -----------           -----------
Total Customer Relationships(c) ...............................            6,626,451             6,580,606             6,480,368

Revenue Generating Units
  Basic Video Customers(a) ....................................            6,338,294             6,308,713             6,280,849
  Advanced-Services ...........................................            5,124,936             4,820,876             3,923,734
                                                                         -----------           -----------           -----------
Total Revenue Generating Units ................................           11,463,230            11,129,589            10,204,583

Video Homes Passed ............................................           10,426,093            10,363,472            10,210,091
Basic Video Penetration .......................................                 60.8%                 60.9%                 61.5%

===============================================================================

COX DIGITAL CABLE

                                                                         DECEMBER 31          SEPTEMBER 30           DECEMBER 31
                                                                             2003                  2003                 2002
                                                                         -----------          ------------           -----------
Digital Cable Ready Homes Passed ..............................           10,265,136            10,186,284            9,890,211
Customers .....................................................            2,147,983             2,065,016            1,797,364
Penetration of Customers to Basic Video Customers .............                 33.9%                 32.7%                28.6%
Average Weekly Run Rate .......................................                6,382                 9,365                6,493

===============================================================================

HIGH-SPEED INTERNET ACCESS

                                                                         DECEMBER 31          SEPTEMBER 30           DECEMBER 31
                                                                             2003                  2003                 2002
                                                                         -----------          ------------           -----------
High-Speed Internet Access Ready Homes Passed .................           10,187,277            10,097,012            9,759,194
Customers .....................................................            1,988,527             1,844,125            1,407,950
Penetration of Customers to High-Speed Internet Access
Ready Homes Passed ............................................                 19.5%                 18.3%                14.4%
Average Weekly Run Rate .......................................               11,108                13,022               10,435

===============================================================================

COX DIGITAL TELEPHONE

                                                                         DECEMBER 31          SEPTEMBER 30           DECEMBER 31
                                                                             2003                  2003                 2002
                                                                         -----------          ------------           -----------
Telephony Ready Homes Passed ..................................           5,031,401            4,712,359            4,101,158
Customers .....................................................             988,426              911,735              718,420
Penetration of Customers to Telephony Ready Homes Passed ......                19.6%                19.3%                17.5%
Average Weekly Run Rate .......................................               5,899                5,617                5,168

===============================================================================

BUNDLED CUSTOMERS

                                                                         DECEMBER 31          SEPTEMBER 30           DECEMBER 31
                                                                             2003                  2003                 2002
                                                                         -----------          ------------           -----------
Customers subscribing to two or more services .................           2,253,596            2,093,620            1,650,709
Penetration of Bundled Customers to Basic Video Customers .....                35.6%                33.2%                26.3%

===============================================================================

                            COX COMMUNICATIONS, INC.
                   SUMMARY OF OPERATING STATISTICS - CONTINUED

===============================================================================

CHURN (D)

We recently concluded that a small portion of disconnects were included in the churn calculation in the month in which they occurred, as well as in the subsequent month, resulting in historical reported churn being higher than actual churn. The monthly churn in the following table removes the double-counted disconnects.

                                                                                         TWELVE MONTHS ENDED
                                                                                     --------------------------
                                                                                     DECEMBER 31    DECEMBER 31
                                                                                        2003           2002
                                                                                     -----------    -----------
Basic Video .................................................................           2.6%           2.6%
Digital Cable ...............................................................           4.5%           5.1%
High-Speed Internet .........................................................           2.9%           2.8%
Telephony ...................................................................           3.0%           3.0%

===============================================================================

COMPARATIVE OPERATING STATISTICS

                                                                 THREE MONTHS ENDED                   TWELVE MONTHS ENDED
                                                            ----------------------------        -------------------------------
                                                            DECEMBER 31      DECEMBER 31        DECEMBER 31         DECEMBER 31
                                                                2003             2002              2003                 2002
                                                            -----------      -----------        ------------        -----------
Operating Cash Flow Margin .........................             37.2%             36.7%               36.8%               35.3%
Capital Expenditures (thousands of dollars) ........        $ 515,752         $ 500,772         $ 1,561,331          $1,932,416
Operating Cash Flow per Basic Video Customer (e) ...            88.64             78.31              333.98              283.28
Capital Expenditures per Basic Video Customer ......            81.37             79.73              246.33              307.67

===============================================================================

CAPITAL EXPENDITURES

                                                                THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                            --------------------------        ------------------------------
                                                                                (THOUSANDS OF DOLLARS)
                                                           DECEMBER 31      DECEMBER 31       DECEMBER 31        DECEMBER 31
                                                               2003             2002              2003               2002
                                                           -----------      -----------       -----------        -----------
Customer premise equipment .........................        $ 179,225        $ 153,203        $   606,308        $   746,046
Commercial spending ................................           30,391           35,686             88,197            112,457
Scalable infrastructure ............................          109,212           86,705            208,893            286,723
Line extensions ....................................           44,219           58,170            165,598            184,574
Upgrade/Rebuild ....................................           40,086           65,613            206,397            304,017
Support capital ....................................          112,619          101,395            285,938            298,599
                                                            ---------        ---------        -----------        -----------
      Total capital expenditures ...................        $ 515,752        $ 500,772        $ 1,561,331        $ 1,932,416
                                                            =========        =========        ===========        ===========

===============================================================================

FREE CASH FLOW CALCULATION (F)

                                                                THREE MONTHS ENDED                   TWELVE MONTHS ENDED
                                                            ---------------------------         -------------------------------
                                                                                 (THOUSANDS OF DOLLARS)
                                                           DECEMBER 31       DECEMBER 31        DECEMBER 31         DECEMBER 31
                                                               2003              2002               2003               2002
                                                           -----------       -----------        -----------         -----------
Operating cash flow ................................        $ 561,841         $ 491,856         $ 2,116,872         $ 1,779,239
  Less capital expenditures ........................         (515,752)         (500,772)         (1,561,331)         (1,932,416)
  Plus cash increase in working capital (g) ........           37,916           105,282              55,254             201,985
                                                            ---------         ---------         -----------         -----------
Operating free cash flow ...........................           84,005            96,366             610,795              48,808
  Less cash paid for interest ......................         (101,277)          (85,426)           (374,030)           (409,396)
  Plus cash refunded for taxes .....................              422            74,705              69,875             201,011
                                                            ---------         ---------         -----------         -----------
Free cash flow .....................................        $ (16,850)        $  85,645         $   306,640         $  (159,577)
                                                            =========         =========         ===========         ===========

===============================================================================

                            COX COMMUNICATIONS, INC.
                   SUMMARY OF OPERATING STATISTICS - CONTINUED

===============================================================================

(a) The number of customers who receive primary analog or digital cable service. Additional outlets are not counted.

(b) The number of customers who receive high-speed Internet access or telephony service, but do not subscribe to video service.

(c) The number of customers who receive at least one level of service, encompassing video, data and telephony services, without regard to which service(s) customers purchase.

(d) The number of customers who disconnect a particular product in a twelve-month period divided by the sum of customers for such product category at the beginning of each month for such twelve-month period. Churn does include disconnects related to moves and transfers but does not include disconnects that do not result in an interruption of service, such as account corrections and migration between service levels.

(e) Operating cash flow per basic video customer is calculated by dividing operating cash flow for the respective period by basic video customers as of the end of the period.

(f) Operating cash flow and free cash flow are not measures of performance calculated in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, see the information presented under "Reconciliation of Operating Cash Flow to Operating Income" and "Reconciliation of Free Cash Flow to Cash Provided by Operating Activities" in these financial tables.

(g) Cash change in working capital is calculated based on the cash flow changes in current assets and liabilities, excluding changes related to interest and taxes.